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                                STATE of DELAWARE
                           CERTIFICATE of FORMATION of


FIRST: The name of the limited liability company is SFX Network Group, L.L.C.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is The Corporation Trust Company.

THIRD: (Use this paragraph only if the company is to have a specific date of dissolution: "The latest date on which the limited liability company is to dissolve is ____________________________________________________________.")

FOURTH: (Insert any other matters the members determine to include herein.)



IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of ______________________ this day of December 2, 1997.


                                                  /s/ R. Jordan Greenhall
                                                  ----------------------------
                                                      R. Jordan Greenhall
                                                      Authorized Person(s)